Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 14, 2026
Registration Statement Nos. 333-281727 and 333-281727-07

$1.759+BN (Offered) Toyota Auto Receivables Owners Trust (TAOT 2026-C)

Jt-Bookrunners: MUFG (str), Barclays, BMO, Lloyds, TD
Active Co-Mgr: AmeriVet
Co-Manager: Fifth Third

CLS	AMT($MM)	OFF($MM)^	WAL*	S/F**	P.WIN*	E.FIN*	L.FIN	BENCH	SPD	YIELD	CPN	PX
A-1	440.000	418.000	0.24	AAA/AAA	1-7	02/27	10/27	I-CRV	+14	3.913%	3.913%	100.00000
A-2A	528.000	501.600	1.08	AAA/AAA	7-20	03/28	05/29	I-CRV	+31	4.338%	4.29%	99.99036
A-2B	131.000	124.450	1.08	AAA/AAA	7-20	03/28	05/29	SOFR30A	+31			100.00000
A-3	659.000	626.050	2.47	AAA/AAA	20-42	01/30	03/31	I-CRV	+35	4.559%	4.51%	99.98546
A-4	94.500	89.775	3.77	AAA/AAA	42-47	06/30	01/32	I-CRV	+39	4.655%	4.61%	99.99843
B	47.500					<RETAINED>
* Assumes pricing speed of 1.30% ABS to 5% call
** Expected Ratings

-TRANSACTION DETAILS-
Bloomberg Ticker: TAOT 2026-C
Total Size: $1,900,000,000
Offered Size: $1,759,875,000
Format: SEC-Registered
Exp. Ratings: S&P/Fitch
ERISA: Yes
Risk Retention: US RR = Yes, EU/UK RR = No
Min Denoms: $1k x $1k
Pxing Speed: 1.30% ABS to 5% Call
A2-A4 EOD: Sequential
Expected Settle: 7/21/2026
First Pay Date: 8/17/2026
B&D: MUFG

-ATTACHMENTS-
Preliminary Prospectus, FWP, Intex CDI (attached)
Intex Deal Name: mittaot_2026-c_base
Intex Passcode: VX6Y
Bloomberg SSAP: TAOT2026C!

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.